EXHIBIT 99.5




                       ___________, 1997

                    EXCHANGE AGENT AGREEMENT
                    ------------------------


The First National Bank of Chicago
One First National Plaza - Suite 0126
Chicago, IL  60670-0126
Attention:  Corporate Trust Services Division

Ladies and Gentlemen:

     Equitable of Iowa Companies, an Iowa corporation (the "Company"), and Equitable of Iowa Companies Capital Trust II, a Delaware statutory business trust (the "Trust"), propose to make an offer (the "Exchange Offer") to exchange up to $50,000,000 aggregate liquidation amount of the Trust's 8.424% Series B Capital Securities due April 1, 2027 (the "New Securities"), which have been registered under the Securities Act of 1933, as amended, for a like aggregate liquidation amount of the Trust's outstanding 8.424% Series A Capital Securities due April 1, 2027 (the "Old Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated April 24, 1997 (the "Prospectus") and in the related Letter of Transmittal, proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities."

     The Company and the Trust hereby appoint The First National Bank of Chicago to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The First National Bank of Chicago.

     The Exchange Offer is expected to be commenced by the Company and the Trust on or about _____________, 1997. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 P.M., New York City time, on _____________, 1997 or on such later date or time to which the Company and the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company and the Trust expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

     The Company and the Trust expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Company and the Trust will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities, and any book-entry confirmations (as defined in the Prospectus) received by you with respect to Old Securities, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein; (ii) the Old Securities have otherwise been properly tendered; (iii) the Old Securities are tendered only in integral multiples of $1,000 in aggregate liquidation amount or integral multiples of $1,000 in excess thereof; and (iv) holders have provided their correct Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Old Securities shall be made by the Company or the Trust, whose determination shall be final and binding. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President, Senior Vice President, Executive Vice President, or any Vice President of the Company or an Administrative Trustee of the Trust (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

     5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5, Old Securities which the President, Senior Vice President, Executive Vice President, or any Vice President of the Company or an Administrative Trustee of the Trust shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

     6. You shall advise the Company and the Trust with respect to any Old Securities tendered for exchange in accordance with the terms of the Exchange Offer as soon as possible after 5:00 p.m. New York City time, on the Expiration Date and accept their instructions with respect to disposition of such Old Securities.

     7.   You shall accept tenders:

     (a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

     (c) from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company or the Trust will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company and the Trust, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Company and the Trust by you at the rate of $1,000 aggregate liquidation amount of New Securities for each $1,000 aggregate liquidation amount of Old Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Securities by the Company and the Trust; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 in Liquidation Amount or integral multiples of $1,000 in excess thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     10. The Company and the Trust shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company and the Trust not to exchange any Old Securities tendered shall be given (and confirmed in writing) by the Company or the Trust to you.

     11. If, pursuant to the Exchange Offer, the Company and the Trust do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfers), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Company and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates, (b) by registered mail insured separately for the replacement value of each of such certificates, or (c) by appropriate book-entry transfer.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14.  As Exchange Agent hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company and the Trust;

     (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

     (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

     (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

     (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

     (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company or an Administrative Trustee of the Trust;

     (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

     (h) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities.

     15. You shall take such action as may from time to time be requested by the Company or the Trust or their respective counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company and the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company or the Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company and the Trust, Attention: Secretary.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Secretary of the Company and the Trust and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company and the Trust or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and the Trust and such person as the Company and the Trust may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company and the Trust shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate liquidation amount of Old Securities tendered, the aggregate liquidation amount of Old Securities accepted and deliver said list to the Company and the Trust.

     17. Any Letters of Transmittal and Notices of Guaranteed Delivery which are received by the Exchange Agent shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company and the Trust. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company or the Trust.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company or the Trust, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder or for any other matter.

     19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

     20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

     21. The Company and the Trust covenant and agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reason ably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities; provided, however, that the Company and the Trust shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your bad faith, gross negligence or willful misconduct. In no case shall the Company and the Trust be liable under this indemnity with respect to any claim against you unless the Company and the Trust shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company and the Trust shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Company and the Trust so elect, the Company or the Trust may assume the defense of any pend ing or threatened action against you in respect of which indemnification may be sought hereunder with counsel reasonably acceptable to you, in which case the Company or the Trust, as applicable, shall not thereafter be liable under this paragraph for the fees and disbursements of legal counsel retained by you; provided that the Company and the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include the Company or the Trust and you and representation of the parties by the same legal counsel would, in your opinion, be inappropriate due to actual or potential conflicting interests between them. It is understood that neither the Company nor the Trust shall be liable under this paragraph for the fees and disbursements of more than one legal counsel for you. In the event that the Company or the Trust shall assume the defense of any such suit with counsel reasonably acceptable to you, the Company or the Trust, as applicable, shall not therewith be liable for the fees and expenses of any counsel retained by you.

     Without the prior written consent of the Company and the Trust, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you, the Company or the Trust or any of their directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement or consent includes an unconditional release of the Company and the Trust and their directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company and the Trust understand that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, your check in the amount of all transfer taxes so payable, and the Company and the Trust shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that you shall reimburse the Company or the Trust for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of Iowa applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles.

     25. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, the parties hereto expressly agree that no holder of Old Securities or New Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     27. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     28. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

          If to the Company or the Trust:

          Equitable of Iowa Companies
          604 Locust Street
          P.O. Box 1635
          Des Moines, IA  50306-1635
          Attention:  Secretary





          If to the Exchange Agent:

          The First National Bank of Chicago
          One First National Plaza - Suite 0124
          Chicago, IL  60670-0124
          Facsimile:  (312) 407-4653
          Attention:  Corporate Trust Services Division

     30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company or the Trust any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

     31. This Agreement shall be binding and effective as of the date hereof.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                    EQUITABLE OF IOWA COMPANIES


                    By:_____________________________
                    Name: __________________________
                    Title: _________________________

                    EQUITABLE OF IOWA COMPANIES CAPITAL TRUST II

                    By:_____________________________
                    Name:___________________________
                    Title: Administrative Trustee

                    Accepted as of the date first above written:

                    THE FIRST NATIONAL BANK OF CHICAGO,
                    as Exchange Agent


                    By:_____________________________
                    Name: __________________________
                    Title: _________________________
















                                SCHEDULE I



                     THE FIRST NATIONAL BANK OF CHICAGO
                               FEE SCHEDULE
                          EXCHANGE AGENT SERVICES
                 EQUITABLE OF IOWA COMPANIES CAPITAL TRUST II

I.   Exchange Agency

     A fee for the receipt of exchanged 8.424% Series A Capital Securities of Equitable of Iowa Companies Capital Trust II will be charged at $6.50 per Letter of Transmittal or Agent's Message as defined in the Prospectus. The total charge will be subject to a minimum of $2,000 and maximum of $5,000.

     This fee covers examination and execution of all required documentation, receipt of transmittal letters, reporting as required to the Secretary of the Company and other parties and communication with DTC.

II.  Miscellaneous

     Fees for services not specifically covered in this schedule will be assessed in amounts commensurate with the services rendered.